UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2024

Erasca, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40602	83-1217027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3115 Merryfield Row Suite 300
San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 465-6511

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ERAS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Joyo License Agreement

On May 14, 2024, Erasca, Inc. (the “Company”) entered into an exclusive license agreement (the “Joyo License Agreement”) with Guangzhou Joyo Pharmatech Co., Ltd. (“Joyo”) under which the Company was granted an exclusive, worldwide (except mainland China, Hong Kong and Macau), royalty-bearing license to certain patent and other intellectual property rights owned or controlled by Joyo to develop, manufacture, and commercialize certain pan-RAS inhibitors in all fields of use. The Company has an option to expand the territory of the license to include mainland China, Hong Kong and Macau by making a $50.0 million payment to Joyo on or prior to the first dosing of the first patient in a Phase 2 clinical trial by either the Company or Joyo, or a payment of $150.0 million after the first dosing of the first patient in a Phase 2 clinical trial by either the Company or Joyo, and before filing a new drug application (or the foreign equivalent) by either the Company or Joyo. The Company has the right to sublicense (through multiple tiers) its rights under the Joyo License Agreement, subject to certain limitations and conditions, and is required to use commercially reasonable efforts to commercialize licensed products in certain geographical markets.

The license granted under the Joyo License Agreement is subject to Joyo’ reserved right to develop, manufacture, use, and commercialize licensed products in mainland China, Hong Kong and Macau, unless the Company exercises its option to expand the license to include mainland China, Hong Kong and Macau.

Under the Joyo License Agreement, the Company will make an upfront cash payment to Joyo of $12.5 million within 30 days of the effective date of the Joyo License Agreement.

In addition, the Company is obligated to make development and regulatory milestone payments of up to $51.5 million (or up to $57.5 million if the Company’s territory is expanded to include mainland China, Hong Kong, and Macau) and commercial milestone payments of up to $125.0 million upon the achievement of the corresponding milestones. The Company is also obligated to pay tiered royalties on net sales of all licensed products, in the low- to mid-single digit percentages, subject to certain reductions.

The Joyo License Agreement will expire upon the last to expire royalty term, which is determined on a licensed product-by-licensed product and country-by-country basis, and is the later of: (i) ten years from the date of first commercial sale for the licensed product in such country, (ii) the last to expire valid claim within the licensed patent rights covering such licensed product, or (iii) the expiration of all regulatory exclusivity for the licensed product in such country. Upon expiration of the Joyo License Agreement, on a licensed product-by-licensed product and country-by-country basis, the license granted to the Company with respect to such product in such countries shall be deemed to be fully paid-up, royalty-free, non-terminable, irrevocable and perpetual.

The Joyo License Agreement may be terminated in its entirety by either party in the event of an uncured material breach by the other party or in the event the other party becomes subject to specified bankruptcy, insolvency, or similar circumstances. Joyo may terminate the Joyo License Agreement in the event that the Company or its affiliates or any of its or their sublicensees institutes, prosecutes or otherwise participates in any challenge to the licensed patents. The Company may terminate the Joyo License Agreement in its entirety at any time upon the provision of prior written notice to Joyo.

Upon termination of the Joyo License Agreement for any reason, all rights and licenses granted to the Company will terminate. In addition, the licenses granted to Joyo under certain patent and other intellectual property rights owned or controlled by the Company to develop, manufacture, use, and commercialize the licensed products in mainland China, Hong Kong and Macau will survive the termination of the Joyo License Agreement for any reason, unless the Company exercises its option to expand the license to include mainland China, Hong Kong and Macau, in which case such licenses to Joyo will terminate automatically; and Joyo has an option to negotiate a license under any patent rights, know-how, or other intellectual property rights relating to the licensed products that are owned or controlled by the Company for the purpose of developing, manufacturing and commercializing the licensed products in the Company’s territory on terms to be negotiated between the parties.

The foregoing description of the Joyo License Agreement is not complete and is qualified in its entirety by reference to the full text of the Joyo License Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed with respect to the quarter ending June 30, 2024.

Medshine License Agreement

On May 14, 2024, the Company entered into an exclusive license agreement (the “Medshine License Agreement”) with Medshine Discovery Inc. (“Medshine”) under which the Company was granted an exclusive, worldwide, royalty-bearing license to certain patent and other intellectual property rights owned or controlled by Medshine to develop, manufacture and commercialize certain pan-KRAS inhibitors in all fields of use. The Company has the right to sublicense (through multiple tiers) its rights under the Medshine License Agreement, subject to certain limitations and conditions, and is required to use commercially reasonable efforts to commercialize licensed products in certain geographical markets.

Under the Medshine License Agreement, the Company will make an upfront cash payment to Medshine of $10.0 million within 30 days of the effective date of the Medshine License Agreement.

In addition, the Company is obligated to make development and regulatory milestone payments of up to $30.0 million and commercial milestone payments of up to $130.0 million upon the achievement of the corresponding milestones. The Company is also obligated to pay a low-single digit percentage royalty on net sales of all licensed products, subject to certain reductions.

The Medshine License Agreement will expire upon the last to expire royalty term, which is determined on a licensed product-by-licensed product and country-by-country basis, and is the later of: (i) ten years from the date of first commercial sale for the licensed product in such country, (ii) the last to expire valid claim within the licensed patent rights covering such licensed product, or (iii) the expiration of all regulatory exclusivity for the licensed product in such country. Upon expiration of the Medshine License Agreement, on a licensed product-by-licensed product and country-by-country basis, the license granted to the Company with respect to such product in such countries shall be deemed to be fully paid-up, royalty-free, non-terminable, irrevocable and perpetual.

The Medshine License Agreement may be terminated in its entirety by either party in the event of an uncured material breach by the other party or in the event the other party becomes subject to specified bankruptcy, insolvency, or similar circumstances. Medshine may terminate the Medshine License Agreement in the event that the Company or its affiliates or any of its or their sublicensees commences or actively and voluntarily participates in any challenge to the licensed patents. The Company may terminate the Medshine License Agreement in its entirety at any time upon the provision of prior written notice to Medshine.

Upon termination of the Medshine License Agreement for any reason, all rights and licenses granted to the Company will terminate. In addition, upon termination of the Medshine License Agreement by Medshine for cause, Medshine has an option to negotiate a license under any patent rights, know-how, or other intellectual property rights relating to the licensed products that are owned or controlled by the Company for the purpose of developing, manufacturing and commercializing the licensed products on terms to be negotiated between the parties.

The foregoing description of the Medshine License Agreement is not complete and is qualified in its entirety by reference to the full text of the Medshine License Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed with respect to the quarter ending June 30, 2024.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On May 15, 2024, in connection with entering into the Joyo License Agreement and Medshine License Agreement, a review of the Company’s strategic priorities, and the Company’s decision to deemphasize certain drug discovery activities, the Company approved a strategic reprioritization to focus the Company’s resources on its naporafenib program, its product candidate ERAS-0015, which is the lead candidate from the Joyo License Agreement, and its product candidate ERAS-4001, which is the lead candidate from the Medshine License Agreement. The Company will deprioritize the ERAS-007 program as the Company believes the clinical efficacy data from the HERKULES-3 clinical trial evaluating ERAS-007 in combination with encorafenib and cetuximab (“EC”) in patients with EC-naïve BRAFm colorectal cancer do not support continued evaluation. The Company will also deprioritize its ERAS-801 program and explore further advancement of the program via select investigator-sponsored trials. Finally, the Company will discontinue its existing internal ERAS-4 pan-KRAS program, although certain of the existing ERAS-4 molecules may serve as potential backup compounds for ERAS-4001.

In connection with this strategic reprioritization, the Company also approved a reduction in the Company’s workforce by approximately 18%, primarily affecting employees working in drug discovery functions or on the deprioritized programs. The Company anticipates recognizing approximately $2.2 million in total charges in the second quarter of 2024 in connection with the reduction in force. These charges will consist primarily of one-time cash charges for termination benefits.

Item 8.01	Other Events.

An updated Company presentation, including an overview of the Joyo License Agreement and the Medshine License Agreement, is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Erasca, Inc. Corporate Presentation, dated May 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Erasca, Inc.

Date: May 16, 2024	By:	/s/ Ebun Garner
Ebun Garner, General Counsel